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                                                              Exhibit 99(10)(b)

                    Consent of Independent Auditors

We consent to the references to our firm under the captions "Financial Statements" in the Prospectus and "Experts" in the Statement of Additional Information, and to the use of our reports dated March 12, 2004 with respect to the financial statements of Modern Woodman of America Variable Annuity Account and March 19, 2004 with respect to the financial statements and schedules of Modern Woodman of America, in Post-Effective Amendment No. 3 to the Registration Statement (Form N-4 No. 333-63972) and related Prospectus for the Individual Flexible Premium Deferred Variable Annuity Certificate dated May 1, 2004.

                                                          /s/ Ernst & Young LLP

Des Moines, Iowa
April 27, 2004